Exhibit 99.1

News Release

W.W. Grainger, Inc. Names Chris Klein to its Board of Directors

Klein brings extensive leadership experience in growth strategies and understanding of customer and market dynamics

CHICAGO, Dec. 13, 2023 – Grainger (NYSE: GWW), a leading broad line distributor of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced the appointment of Chris Klein to its Board of Directors, effective December 13, 2023.

Until retiring in December 2020, Mr. Klein, age 60, most recently served as Executive Chairman and Chief Executive Officer for Fortune Brands Home and Security, a manufacturer of home and security consumer products and spinoff of Fortune Brands, Inc. His broad background includes corporate strategy development, mergers and acquisitions, and capital allocation, as well as consumer branding, marketing, and distribution.

Prior to joining Fortune Brands, Inc., Klein held key strategy and leadership positions at Bank One Corporation and spent eight years at McKinsey & Company as a partner in the Financial Institutions Group. He also was a Managing Director for Internet Capital Group where he helped develop early-stage technology companies across North America and Europe.

"Chris is a committed, high-caliber leader with a proven track record of successfully running complex organizations," said D.G. Macpherson, Chairman and CEO, Grainger. "We welcome Chris to the Board of Directors and look forward to seeing how his deep and diverse experience and understanding of customer and market dynamics will positively impact Grainger as well as the businesses and institutions we are privileged to serve."

Mr. Klein holds a Bachelor of Business Administration in Finance from the University of Iowa and a Master of Business Administration from Northwestern University.

With this appointment, Grainger now has 13 members on its Board of Directors.

About Grainger

W.W. Grainger, Inc., with 2022 sales of $15.2 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with innovative technology and deep customer relationships. The Company operates two business models. In the High-Touch Solutions segment, Grainger offers more than 2 million maintenance, repair and operating (MRO) products and several services, such as technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 11 million items, and MonotaRO.com provides more than 20 million items. For more information, visit invest.grainger.com.

Media Contact:

Brodie Bertrand

communications@grainger.com